Exhibit 10.15

FOURTH AMENDMENT
TO THE
BANK OF AMERICA DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2015)

Instrument of Amendment

THIS INSTRUMENT is executed by BANK OF AMERICA CORPORATION, a Delaware corporation with its principal office and place of business in Charlotte, North Carolina (the “Company”).

Statement of Purpose

The Company sponsors the Bank of America Deferred Compensation Plan (f/k/a the Bank of America 401(k) Restoration Plan) (the “Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated companies that participate in the Plan. The provisions of the Plan are currently set forth in an instrument of the Company dated December 5, 2014, which amended and restated the Plan effective January 1, 2015, and by three subsequent amendments.
The Company has reserved the right in Section 4.1 of the Plan to amend the Plan in whole or in part, on its own behalf and on behalf of its affiliated companies that participate in the Plan. By this Instrument, the Company is amending the Plan to reflect the consistent administration, intent and communication of the Plan regarding the impact of a Participant’s marriage or divorce on a prior affirmative Participant designation of a Beneficiary under the Plan.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.Effective as of January 1, 2015, Section 1.12 is amended in its entirety to read as follows: “1.12 Beneficiary
The affirmatively designated “Beneficiary” of a Participant under the 401(k) Plan unless the Participant affirmatively designates a different Beneficiary for purposes of the Restoration Plan in accordance with such procedures as the Global Human Resources Group may establish from time to time. If there is no affirmative Beneficiary designation in effect under the 401(k) Plan or the Restoration Plan at the time of a Participant’s death, or if the designated Beneficiary fails to survive the Participant, then the Beneficiary shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

Notwithstanding anything in the Plan to the contrary, if a Participant designates his/her spouse as Beneficiary under the Restoration Plan and subsequent to such Beneficiary designation, the Participant and spouse are divorced, the designation of the spouse as a Beneficiary under the Restoration Plan is automatically rescinded and the Participant will be treated as not having made an affirmative Beneficiary designation (unless the Participant enters into a new Beneficiary designation following the date of divorce naming the prior spouse as a Beneficiary). Additionally, if a Participant designates a non-spouse as a Beneficiary under the Restoration Plan and subsequent to such Beneficiary designation, the Participant gets married, the designation of the non-spouse as a Beneficiary under the Restoration Plan is automatically rescinded and the Participant will be treated as not having made an affirmative Beneficiary designation (unless the Participant enters into a new Beneficiary designation following the date of marriage naming the prior non-spouse as a Beneficiary).”

2.Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

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The Company, on behalf of all Participating Employers in the Plan, has caused this Instrument to be duly executed on December 11th, 2020.

BANK OF AMERICA CORPORATION

By:	/s/ Christoper J. Fabro
Name:	Christoper J. Fabro
Title:	Global Compensation & Benefits Executive